UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2018

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 12th Floor

Fort Lee, New Jersey 07024

(Address of principal executive offices)

(212) 867-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2018, Pioneer Custom Electric Products Corp. (“PCEP”), a wholly owned subsidiary of Pioneer Power Solutions, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with CleanSpark, Inc. (“CleanSpark”), pursuant to which PCEP will sell certain assets (the “Asset Sale”) comprising the PCEP business to CleanSpark (the “Purchased Assets”). No debt or significant liabilities are being assumed by CleanSpark in the Asset Sale.

As consideration for the Purchased Assets, CleanSpark has agreed to pay total consideration comprised of the following: (a) an 18-month promissory note at 9% interest, in principal amount equal to the net carrying value of the business at closing; (b) a three-year equipment lease to be entered into at closing of the Asset Sale, providing for rent payments in the amount of $7,500 per month, which also includes two renewal terms of one-year each at CleanSpark’s option and a CleanSpark purchase option of $1,000,000; (c) 7,000,000 shares of CleanSpark common stock, based on an agreed upon value of $0.80 per share, for a total agreed upon value of $5,600,000; (d) a five year warrant to purchase 1,000,000 shares of CleanSpark common stock at an exercise price of $1.60 per share; and (e) a five year warrant to purchase 1,000,000 shares of CleanSpark common stock at an exercise price of $2.00 per share.

The Asset Purchase Agreement contains certain customary termination rights for each of PCEP and CleanSpark, including, among other things, that either party may terminate the Asset Purchase Agreement if the closing has not occurred by June 30, 2018.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement. Such representations and warranties are made solely for purposes of the Asset Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties’ entry into the Asset Purchase Agreement.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 8, 2018, the Company issued a press release in which it announced that PCEP entered into the Asset Purchase Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1*	Asset Purchase Agreement, dated May 2, 2018, by and between Cleanspark, Inc and Pioneer Custom Electric Products Corp.
99.1	Press Release, dated May 8, 2018, issued by Pioneer Power Solutions, Inc and Cleanspark, Inc.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request, subject to the Company’s right to request confidential treatment of any requested schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: May 8, 2018	By:	/s/ Thomas Klink
	Name:	Thomas Klink
	Title:	Chief Financial Officer